SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 3, 2001

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

District of Columbia	1-7102	52-0891669
(state or other juris-	(Commission	(I.R.S. Employer
diction)	File Number)	Identification No.)

Woodland Park, 2201 Cooperative Way, Herndon, VA		20171-3025
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (703) 709-6700

(Former name or former address, if changed since last report)

Item 5. Other Events

On November 30, 2001, Denton County Electric Cooperative, d/b/a CoServ Electric ("CoServ") voluntarily filed for Chapter 11 reorganization for certain of its telephone and cable subsidiaries. The Chapter 11 petition was filed in the United States Bankruptcy Court, Northern District of Texas, in Fort Worth, TX. CoServ is an electric distribution cooperative located in Denton County, TX. Through subsidiaries, CoServ also provides telecommunications, cable, internet, security, natural gas and propane services to its electric customers. CoServ stated in its press release that it will continue to operate these companies as it seeks a buyer; therefore, service to its customers should not be affected by this action.

National Rural Utilities Cooperative Finance Corporation ("CFC") has a total of $981 million in loans outstanding to CoServ at August 31, 2001. A total of $947 million of the total outstanding at August 31, 2001 was under a restructure agreement signed on March 16, 2001. The telecommunications subsidiaries of CoServ represent $247 million of the total amount outstanding at August 31, 2001. The telecommunications companies' obligations are cross collateralized with other CoServ entities that were not named in the bankruptcy petition. CFC is the major secured lender to CoServ and all of its subsidiaries and affiliates.

By taking the telecommunications companies into Chapter 11, CoServ is now in default under the restructure agreement. For more information related to the restructure agreement and the litigation filed by both parties, see CFC's August 31, 2001 Form 10-Q, filed with the SEC on October 15, 2001.

Based on its analysis, CFC believes that it is adequately reserved for loss on its loans to CoServ.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

/s/ Steven L. Lilly
Steven L. Lilly
Senior Vice President and
Chief Financial Officer
(Principal Financial Officer)

Dated: December 3, 2001